Exhibit 6.1

CONTRIBUTION FUNDING AND PRODUCTION AGREEMENT

This Contribution Funding and Production Agreement (this “Agreement”) is dated as of November  29, 2022 (the “Agreement Date”) and is made and entered into by and between The Chosen, LLC, a Utah limited liability company (together with its successor-in-interest, The Chosen, Inc., a Delaware corporation “Recipient”), and Come and See Foundation, Inc., a North Carolina non-profit corporation (“Contributor”). Such entities are referred to herein collectively as the “Parties” and individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 1 hereof.

WITNESSETH:

WHEREAS, Recipient has requested that Contributor make a series of financial contributions (including purchase price payments) in the aggregate amount of One Hundred Fifty

Million Dollars ($150,000,000) (the “Contribution Commitment”), to be funded in one or more remittances for Recipient’s use in the development, production, distribution and marketing of the television series “The Chosen,” including the costs of the first three (3) existing seasons in distribution and additional contemplated but unproduced seasons of episodes (herein, “The Chosen Series”) and to provide for operating and working capital of Recipient;

WHEREAS, concurrently with the execution of this Agreement, Recipient and Contributor are entering into (i) an Intellectual Property Assignment and Limited Assumption Agreement of even date herewith (the “IPAA Agreement”), and (ii) a License Agreement of even date herewith (the “License Agreement”);

WHEREAS, pursuant to the IPAA Agreement, Recipient shall transfer and assign to Contributor substantially all of the intellectual property rights in and to The Chosen Series, including all copyrights, trademarks, derivatives and proceeds of The Chosen Series, and a portion of the Contribution Commitment shall be allocated as the purchase price for Contributor’s purchase of all such property rights comprising The Chosen Series;

WHEREAS, pursuant to the License Agreement, concurrently herewith Contributor shall license to Recipient all commercial and other rights comprising The Chosen Series, except that Contributor shall not assign to Recipient (and Contributor shall retain) certain “CAS Reserved Rights” (as defined in the License Agreement) pertaining to The Chosen Series;

WHEREAS, this Agreement sets forth the terms and conditions pertaining to the Contributor’s obligation to make remittances to Recipient of the Contribution Commitment; and

WHEREAS, the transactions reflected in the IPAA Agreement, the License Agreement and this Agreement are being secured by various security agreements pertaining to various rights and obligations of the Parties (the “Various Security Agreements”), including mortgages and assignment of copyright, financing statements, trademark liens and such other recordations and/or notification filings as are useful or customary to perfect and prioritize the matters set forth in the Various Security Agreements.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

1.            CERTAIN DEFINED TERMS. As used herein, the following terms shall have the respective meanings set forth below.

1.1            “AAA” has the meaning set forth in Section 12.4(a).

1.2            “Actions” has the meaning set forth in Section 8.5.

1.3            “Advisors” has the meaning set forth in Section 12.11(b).

1.4            “Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

1.5            “Agreement” has the meaning set forth in the preface to this Agreement.

1.6            “Agreement Date” has the meaning set forth in the preface to this Agreement.

1.7            “Appellate Rules” has the meaning set forth in Section 12.4(a).

1.8            “Bankruptcy” means, with respect to a Party: (a) the institution of any proceedings under any federal or state law for the relief of debtors, including the filing by or against such Party of a voluntary or involuntary case under the United States Bankruptcy Code, which proceedings, if involuntary, are not dismissed within sixty (60) days after their filing; (b) an assignment of the property of such Party for the benefit of creditors; (c) the appointment of a receiver, trustee or conservator of any substantial portion of the assets of such Party, which appointment, if obtained ex parte, is not dismissed within sixty (60) days thereafter; (d) the seizure by a sheriff, receiver, trustee or conservator of any substantial portion of the assets of such Party; (e) the failure by such Party generally to pay its debts as they become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court; or (f) such Party’s admission in writing of its inability to pay its debts as they become due; provided, however, that for purposes of Section 11.2, the sixty (60) day-cure periods above shall be inapplicable.

1.9            “Business Day” means a day that is not a Saturday, Sunday, or other day on which the banks in Los Angeles, California are authorized or required by law to be closed for business.

1.10            “CAS Security Agreement” means that certain Security Agreement attached hereto as Exhibit B pursuant to which Recipient shall grant to Contributor a continuing senior security interest in and to the “Licensed Rights” (as such term is defined in the License Agreement) and the proceeds derived therefrom as security for Contributor’s rights and entitlements hereunder, as further set forth in Sections 6.1 and 6.2 below.

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1.11            “CAS Security Documents” means the CAS Security Agreement and any related financing statements, storage facility pledgeholder agreements, and any other documents granting (i) a security interest (and the instruments for perfecting that interest), for the benefit of Contributor, or (ii) title to the Collateral (as defined in the CAS Security Agreement), whether through Contributor, as collateral for Contributor’s rights and entitlements hereunder.

1.12            “Contribution Commitment” has the meaning set forth in the recitals. For clarity, the Purchase Price amount set forth in the IPAA Agreement is not in addition to the stated amount of the Contribution Commitment.

1.13            “Contribution Documents” means, collectively, this Agreement, the IPAA Agreement, the License Agreement and the Various Security Documents.

1.14            “Contributor” has the meaning set forth in the preface to this Agreement.

1.15            “Contributor Certificate” has the meaning set forth in Section 9.2(b).

1.16            “Contributor Marks” has the meaning set forth in Section 10.1(a).

1.17            “Disclosure Schedules” means the disclosure schedules delivered by Contributor and Recipient concurrently with the execution and delivery of this Agreement.

1.18            “Dollars” means the legal currency of the United States of America.

1.19            “Event of Contributor Default” has the meaning set forth in Section 11.4.

1.20            “Event of Recipient Default” has the meaning set forth in Section 11.1.

1.21            “Excluded Factors” has the meaning set forth in Section 11.3(a)(ii).

1.22            “Financial Projections” has the meaning set forth in Section 7.10.

1.23            “Funding Security Agreement” means that certain Security Agreement attached hereto as Exhibit A pursuant to which Contributor shall grant to Recipient a continuing senior security interest in and copyright mortgage on all of Contributor’s right, title and interest in and to The Chosen Series and the intellectual property assets related thereto (including all rights under copyright and trademark) subject to the terms and conditions set forth in the Funding Security Agreement, solely to secure Recipient’s right to receive payment of the Contribution Commitment and to secure the Limited Reversion (as defined in Section 11.5(d) below) rights as set forth herein, as further set forth in Section 6.4 below.

1.24            “Governmental Authority” means any federal government, state, municipal, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) and any entity exercising executive, legislative, judicial, regulatory or administrative authority of or pertaining to government.

1.25            “Guild” has the meaning set forth in Section 13.13.

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1.26            “Indemnified Party” has the meaning set forth in Section 12.3.

1.27            “Indemnifying Party” has the meaning set forth in Section 12.3.

1.28            “Initial Remittance” has the meaning set forth in Section 3.2(a).

1.29            “IPAA Agreement” has the meaning set forth in the recitals.

1.30            “Jenkins” has the meaning set forth in Section 11.3(a)(i).

1.31            “Knowledge” means actual knowledge of the officers of Recipient after due investigation and reasonable inquiry, but shall not be construed as imposing any obligation on such persons to conduct any additional investigation after the Initial Remittance or Subsequent Remittance, as applicable.

1.32            “License Agreement” has the meaning set forth in the recitals.

1.33            “License Security Agreement” means that certain Copyright Mortgage and Security Agreement attached to and incorporated into the License Agreement as Schedule 1 and pursuant to which Contributor shall grant to Recipient a continuing senior security interest in and copyright mortgage on all of Contributor’s right, title and interest in and to The Chosen Series and the intellectual property assets related thereto (including all rights under copyright and trademark) to secure Recipient’s rights, interests, entitlements and quiet enjoyment of, in and to the Licensed Rights (as such term is defined in the License Agreement).

1.34            “Lien” means any lien, mortgage, assignment, pledge, hypothecation, deposit arrangement, encumbrance, security interest, or any other type of preferential arrangement having the practical effect of constituting a security interest, upon or with respect to any Collateral, including any agreement to give any of the foregoing, but excluding the Permitted Liens.

1.35            “Limited Reversion” has the meaning set forth in Section 11.5(d).

1.36            “Liquidity Event” means: (a) the acquisition of the equity of Recipient by a third party by means of any transaction or series of related transactions, including a merger, reorganization, equity purchase or consolidation, unless the members of record immediately prior to such transaction will, immediately after such transaction, hold, directly or indirectly, a majority of the voting power of the surviving or acquiring entity, or any assignment of rights which in substance constitutes such change of control; (b) a sale of all or substantially all the assets of Recipient in one or a series of related transactions unless the members of record immediately prior to such transaction will, immediately after such transaction, hold a majority of the voting power of the acquiring entity; (c) any Bankruptcy of Recipient; or (d) Recipient obtaining or incurring debt, equity or similar financing in any manner, in one or a series of transactions (including in any Bankruptcy proceeding), of $98.5 million or more; provided, however, that the transactions contemplated by the Contribution Documents shall not be deemed a Liquidity Event for purposes of this Agreement.

1.37            “Liquidity Event Adjusted Amounts Payment” has the meaning set forth in Section 5.1(b).

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1.38            “Mark” has the meaning set forth in Section 10.1(a).

1.39            “Material Adverse Effect” means, with respect to a Party, any event, occurrence, fact, condition or change that is materially adverse to: (a) the business, results of operations, financial condition or assets of such Party and, with respect to Recipient, The Chosen Series; or (b) the ability of such Party to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which such Party operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other Party; (vi) any matter of which the other Party is aware on the date hereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the other Party; or (viii) any natural or manmade disaster or acts of God.

1.40            “Obligations” means such obligations owing by Recipient to Contributor pursuant to Section 5.2.

1.41            “Party” or “Parties” has the meaning set forth in the preface to this Agreement.

1.42            “Permitted Liens” means: (a) liens for Taxes not yet due and payable; (b) liens held by guilds, unions or collective bargaining organizations (e.g., SAG, WGA, DGA, etc.) applicable to the Collateral and set forth in the Disclosure Schedules; (c) mechanic’s, materialmen’s, and similar liens; and (d) those items set forth in Section 1.42 of the Disclosure Schedules.

1.43            “Person” means any individual, corporation, partnership, trust, unincorporated organization, joint stock company or other legal entity or organization and any Governmental Authority.

1.44            “Receiving Party” has the meaning set forth in Section 12.11(a).

1.45            “Recipient” has the meaning set forth in the preface to this Agreement.

1.46            “Recipient Certificate” has the meaning set forth in Section 9.1.

1.47            “Recipient Marks” has the meaning set forth in Section 10.1(a).

1.48            “Remittance” has the meaning set forth in Section 3.1.

1.49            “Subsequent Remittance” has the meaning set forth in Section 4.2(a).

1.50            “Subsequent Remittance Date” has the meaning set forth in Section 9.1(f).

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1.51            “Subsidiary” means, with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person.

1.52            “Taxes” means any present or future income, stamp, value-added, registration, transfer and other taxes, levies, imposts, duties, fees, withholdings, assessments or other charges of whatever nature, or any interest, penalty, or similar liability with respect thereto, now or hereafter imposed by any taxing authorities in any jurisdiction (other than such taxes as may be measured by the overall net income of Contributor and imposed in the jurisdiction in which Contributor’s principal office is located) and any and all extraordinary taxes which may be imposed on this transaction or payments contemplated hereunder.

1.53            “TCL Security Documents” means the License Security Agreement and the Funding Security Agreement, along with any related financing statements, copyright mortgages respecting The Chosen Series, storage facility pledgeholder agreements, and any other documents granting (i) a security interest (and the instruments for perfecting that interest), for the benefit of Recipient, or (ii) title to the Collateral, whether through Recipient, as collateral for the Licensed Rights (as defined in the License Agreement) and Recipient’s rights and entitlements hereunder.

1.54            “The Chosen Series” has the meaning set forth in the recitals.

1.55            “United States Bankruptcy Code” means the United States Bankruptcy Code at Title 11, United States Code.

1.56            “Various Security Agreements” has the meaning set forth in the recitals.

2.            OTHER DEFINITIONAL PROVISIONS.

2.1            The term “including” is not limiting and means “including without limitation”.

2.2            The words “hereof”, “herein” and “hereunder” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, and Exhibit references are to this Agreement unless otherwise specified.

2.3            References to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute to which reference is made.

2.4            References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such agreements and instruments, but only to the extent that such amendments and other modifications are permitted by, or not prohibited by, the terms of this Agreement.

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2.5            The meaning given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.6            In this Agreement, unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly presented.

3.            CONTRIBUTION COMMITMENT.

3.1            Contributor hereby agrees, subject to the terms and conditions hereof and relying upon the representations and warranties hereinafter set forth in this Agreement, to make disbursements of cash contributions to Recipient (each a “Remittance” and collectively the “Remittances”) in the aggregate amount of the Contribution Commitment.

3.2            Contributor shall make, and Recipient hereby accepts, Remittances to Recipient on the following schedule (the “Funding Schedule”):

(a)            on the Agreement Date, Sixty Million Dollars ($60,000,000) (which amount shall be inclusive of, and not in addition to, the Purchase Price (as defined in the IPAA Agreement) (the “Initial Remittance”);

(b)            within ten (10) business days (before or after) of December 31, 2022 (as designated by Contributor), Twenty-Five Million Dollars ($25,000,000);

(c)	on February 28, 2023, Twenty-Five Million Dollars ($25,000,000);

(d)            on April 28, 2023, Twenty Million Dollars ($20,000,000); and

(e)            on June 30, 2023, Twenty Million Dollars ($20,000,000).

3.3            All Remittances hereunder will be disbursed by Contributor solely into an account or accounts controlled by and designated by Recipient unless otherwise agreed in writing between Recipient and Contributor (e.g., for Contributor to fund to a third party creditor of Recipient pursuant to a payment direction by Recipient).

4.            DELIVERIES AT REMITTANCES.

4.1            Deliveries at the Initial Remittance.

(a)            Deliveries by Recipient – Initial Remittance. At the Initial Remittance, Recipient shall deliver to Contributor the following:

(i)            a true, correct, complete and duly signed copy of the resolutions of the manager of Recipient: (A) approving the terms hereof, and the transactions contemplated by the Contribution Documents; and (B) approving the execution of the Contribution Documents and the related notices and documents thereof on behalf of Recipient;

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(ii)            copies of the Various Security Agreements, executed by Recipient;

(iii)           a certificate of the manager of Recipient certifying as to a meeting of the equity holders of Recipient in which certain equity holders of Recipient authorized Recipient’s execution, delivery and performance of this Agreement and the other Contribution Documents and the consummation of the transactions contemplated hereby and thereby, in each case, in accordance with applicable law;

(iv)           in the legal opinion attached hereto as Exhibit C;

(v)            a copy of loan payoff instructions respecting a secured loan to Recipient made by The Signatry; and

(vi)           such other certificates and ancillary deliverables of Recipient which Recipient and Contributor shall agree to be delivered by Recipient.

(b)            Deliveries by Contributor – Initial Remittance. At the Initial Remittance, Contributor shall deliver to Recipient the following:

(i)             the Initial Remittance, by wire transfer of immediately available funds to an account or accounts designated in writing by Recipient;

(ii)            a certificate of the Secretary (or equivalent officer) of Contributor certifying as to the resolutions of the board of directors of Contributor, which authorize the execution, delivery and performance of this Agreement and the other Contribution Documents and the consummation of the transactions contemplated hereby and thereby, in each case, in accordance with applicable law;

(iii)           copies of the Various Security Agreements, executed by Contributor; and

(iv)           such other certificates and ancillary deliverables of Contributor which Recipient and Contributor shall agree to be delivered by Contributor.

4.2            Deliveries at Subsequent Remittances.

(a)            Deliveries by Recipient – Subsequent Remittances. At each Remittance after the Initial Remittance (each, a “Subsequent Remittance”), Recipient shall deliver to Contributor the following:

(i)             a Recipient Certificate; and

(ii)            any Liquidity Event Adjusted Amounts Payment which has accrued but is unpaid.

(b)            Deliveries by Contributor – Subsequent Remittances. At each Subsequent Remittance, Contributor shall deliver to Recipient the following:

(i)             a Contributor Certificate; and

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(ii)            the applicable Remittance set forth in Section 3.2.

5.            OBLIGATIONS OF RECIPIENT

5.1            Certain Disbursement Obligations of Recipient Owing to Contributor.

(a)            Recipient shall from time to time remit to Contributor the “CAS Gross Royalty” (as defined in the License Agreement), on the terms and in the manner specified in the License Agreement.

(b)            Upon the consummation of any Liquidity Event, Recipient shall remit (or cause to be remitted) to Contributor (or its permitted successor or assignee) the Liquidity Event Adjusted Amounts Payment, as provided in the penultimate sentence of this Section 5.1(b). “Liquidity Event Adjusted Amounts Payment” shall mean an amount equal to the Contribution Commitment actually received by Recipient as of such determination date, minus (i) the amount of all CAS Gross Royalty payments remitted to Contributor as of such determination date, and (ii) the Purchase Price under the IPAA Agreement. Beginning on the date that is seven (7) years following the date of this Agreement, the remaining balance of the Liquidity Event Adjusted Amounts Payment shall be increased annually by the then-current Applicable Federal Rate as non-compounding “simple interest.” The Liquidity Event Adjusted Amounts Payment shall be made to Contributor on the consummation date of a Liquidity Event, if and when it occurs (if at all), or on a delayed basis not to exceed ninety (90) days following such consummation (if and only if necessary for the closing logistics of such Liquidity Event) and any such delayed payment being subject to the condition that the payment be cash collateralized or guaranteed by a creditworthy Person acceptable to Contributor and continuing obligation secured by the CAS Security Agreement. For clarity, Contributor shall retain all of its rights hereunder and under the other Contribution Documents following any such Liquidity Event and following the partial or complete remittances of Liquidity Event Adjusted Amounts Payment to Contributor.

5.2            Certain Performance and Payment Covenants and Obligations of Recipient.

(a)            Recipient shall at all times substantially perform and discharge (or cause to be discharged) its obligations owing to Contributor under the License Agreement, including without limitation the remittance to Contributor of the CAS Gross Royalty provided for therein.

(b)            Recipient shall at all times substantially perform and discharge, and cause its Affiliates to at all times substantially perform and adhere to, the “Production Integrity Obligations” set forth in Schedule I attached hereto and incorporated herein by this reference.

(c)            Recipient shall at all times substantially perform and adhere to, and cause its Affiliates to at all times substantially perform and adhere to, the material “Production Covenants” set forth in Schedule II attached hereto and incorporated herein by this reference.

(d)            The obligations owing by Recipient to Contributor set forth herein are referred to as the “Obligations.”

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5.3            Disclaimer; No Third Party Beneficiaries. Notwithstanding the actual or proposed use of Remittances advanced hereunder by Contributor to Recipient, Contributor is not and shall not be deemed to have incurred or assumed any responsibility or liability of any nature whatsoever for, or arising out of or in connection with, such use or proposed use of Remittances, including with respect to any costs or liabilities of The Chosen Series, or any circumstances relating thereto. There are no intended third party beneficiaries of Contributor’s Contribution Commitment, other than Recipient.

6.            GRANT OF SECURITY INTERESTS

6.1            CAS Security Interest. As security for Recipient’s Obligations, Recipient hereby grants to Contributor (including for the benefit of any assignee) a valid, first-priority continuing senior security interest and Lien in and to the Licensed Rights and the Collateral, as set forth in the CAS Security Agreement.

6.2            Liquidity Event Payment. The CAS Security Agreement shall also secure the obligation of Recipient to remit to Contributor (or its permitted successor or assignee) the Liquidity Event Adjusted Amounts Payment.

6.3            Use of Collateral. Recipients shall, at all times prior to Contributor’s exercise of Contributor’s rights pursuant to an “Event” (as such term is defined in the CAS Security Agreement) as delineated in the CAS Security Agreement, have the exclusive right to use the Collateral subject to the terms and conditions set forth in the License Agreement.

6.4            TCL Security Interest. Solely to the extent necessary to enforce (i) Recipient’s right to receive the Contribution Commitment in accordance with the Funding Schedule, (ii) Recipient’s rights and remedies in the event Contributor fails to fund the Contribution Commitment in accordance with the Funding Schedule, Contributor hereby grants to Recipient a continuing senior security interest and Lien in the Collateral as set forth in the Funding Security Agreement. Anything in any Contribution Document or any other writing notwithstanding, the Funding Security Agreement (and the Lien related thereto) shall terminate (a) with respect to only the CAS Reserved Rights upon Recipient’s receipt of the first $38,000,000 of the Contribution Commitment in accordance with the Funding Schedule (and provided that the Parties acknowledge that, upon Recipient’s receipt of the Initial Remittance, this provision shall have been satisfied) and (b) in its entirety upon Contributor’s timely remittance of the entire Contribution Commitment (i.e., $150,000,000) in accordance with the Funding Schedule. For clarity, such termination (if and when it occurs) shall not apply to or affect the separate security interest benefitting Recipient which is granted by Contributor to Recipient in connection with the License Agreement.

7.            REPRESENTATIONS AND WARRANTIES OF RECIPIENT

Subject to such exceptions as are specifically set forth in the appropriate section of the Disclosure Schedules, Recipient hereby represents and warrants to Contributor that each of the representations and warranties contained in this Article 7 is true and correct as of the Agreement Date and as of the Subsequent Remittance Date, as follows:

7.1            Organization, Qualification and Corporate Power. Prior to the proposed conversion of Recipient into a Delaware corporation, Recipient is a limited liability company duly formed, validly existing, and in good standing under the laws of Utah and, following such conversion, Recipient is and shall be a corporation duly formed, validly existing, and in good standing under the laws of Delaware. Recipient is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Recipient has full power and authority to carry on the businesses in which it is engaged and to own and use the Collateral owned and used by it.

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7.2            Authorization of the Transaction. Recipient has full power and authority to execute and deliver this Agreement and the other Contribution Documents, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Recipient of this Agreement and the other Contribution Documents, the performance by Recipient of its obligations hereunder and the consummation by Recipient of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Recipient, including the requisite approval of Recipient’s equity holders. This Agreement constitutes the valid and legally binding obligation of Recipient, enforceable in accordance with its terms and conditions except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally or provisions limiting competition, and by equitable principles.

7.3            Non Contravention.

(a)            Neither the execution and the delivery of this Agreement nor the consummation by Recipient of the transactions contemplated by this Agreement or the other Contribution Documents will violate (i) to Recipient’s Knowledge, any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Recipient is subject or (ii) any provision of the operating agreement, certificate of formation, certificate of incorporation or bylaws, as applicable, of Recipient.

(b)            Recipient does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would have a Material Adverse Effect.

7.4            Security Interests; Title. As of the Agreement Date, the CAS Security Documents create (or will create, as the case may be), as security for Contributor’s rights and entitlements hereunder, valid and enforceable first priority perfected security interests in and Liens on all of the Collateral. Recipient has good title to all of its Collateral free and clear of all Liens except as created under the CAS Security Documents or the Permitted Liens. Recipient has good and marketable title to and owns all of the Collateral free and clear of any and all liens, encumbrances or security interests whatsoever, except the Permitted Liens and in favor of Contributor.

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7.5            Litigation. There are no Actions (as defined below) pending or, to Recipient’s Knowledge, threatened in writing against or by Recipient relating to or affecting the Collateral.

7.6            Solvency; No Insolvency Proceeding. Recipient is solvent. Recipient has been and is currently paying its obligations as they come due. The consummation of the transactions contemplated hereunder and under the Contribution Documents will not cause Recipient to become insolvent or to be unable to pay its debts and obligations generally as they become due. No insolvency or receivership proceedings of any nature are now pending or threatened in writing by or against Recipient.

7.7            No Violations of Laws. To Recipient’s Knowledge, Recipient has conducted its business so as to comply in all material respects with all applicable federal, state, county and municipal statutes and regulations. Neither Recipient nor any officer nor the manager of Recipient is charged with, or to Recipient’s Knowledge, is under investigation with respect to, any violation of any such statutes, regulations or orders that could have a Material Adverse Effect.

7.8            Joint Ventures, Subsidiaries and Affiliates. Except as set forth on Section 7.8 of the Disclosure Schedules, Recipient does not have any Subsidiaries, nor is engaged in any joint venture or partnership with any other Person, nor is an Affiliate of any other Person.

7.9            Taxes and Assessments. Recipient has paid and discharged when due all taxes, assessments and other governmental charges which may lawfully be levied or assessed upon its income and profits, or upon all or any portion of any property belonging to it, whether real, personal or mixed, to the extent that such taxes, assessment and other charges have become due. Recipient has filed all tax returns, foreign, federal, state and local, and all related information, required to be filed by it.

7.10          Financial Projections. Section 7.10 of the Disclosure Schedules sets forth Recipient’s five (5)-year financial projections as of November 10, 2022 (collectively, the “Financial Projections”). The Financial Projections were prepared and reviewed by senior management in good faith and are based on Recipient’s current reasonable expectations and assumptions and may be affected by subsequent developments, regulatory actions and business conditions, including such developments, actions and conditions that are not within Recipient’s control. The Financial Projections are not to be viewed as facts, and nothing in this Section 7.10 shall be construed as a representation or covenant that such projections in fact will be achieved.

7.11          Insurance. Section 7.11 of the Disclosure Schedules sets forth a true, correct and complete list of any and all policies of insurance of any kind held or maintained by Recipient with respect to the production and/or exploitation of the Collateral.

7.12          Books and Records. As of the Agreement Date, Recipient maintains its chief executive office and its books and records at its address set forth in Section 7.12 of the Disclosure Schedules.

7.13          No Other Representations and Warranties. Except for the representations and warranties contained in this Article 7 (including the related portions of the Disclosure Schedules) or in the other Contribution Documents, neither Recipient nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Recipient, with respect to the subject matter contained herein.

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8.            REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Subject to such exceptions as are specifically set forth in the appropriate section of the Disclosure Schedules, Contributor hereby represents and warrants to Recipient that each of the representations and warranties contained in this Article 8 is true and correct as of the Agreement Date and as of the Subsequent Remittance Date, as follows:

8.1            Incorporation of Contributor. Contributor is a not-for-profit corporation duly organized, validly existing, and in good standing under North Carolina law.

8.2            Authorization of Transaction. Contributor has full power and authority to execute and deliver this Agreement and the other Contribution Documents, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Contributor of this Agreement and the other Contribution Documents, the performance by Contributor of its obligations hereunder and the consummation by Contributor of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Contributor. This Agreement constitutes the valid and legally binding obligation of Contributor, enforceable in accordance with its terms and conditions except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting creditors’ rights generally or provisions limiting competition, and by equitable principles.

8.3            No Conflicts; Consents. The execution, delivery and performance by Contributor of this Agreement and the other Contribution Documents, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or bylaws of Contributor; (b) to the knowledge of Contributor, violate or breach any provision of any law applicable to Contributor; or (c) require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any agreement to which Contributor is a party; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a Material Adverse Effect.

8.4            Financial Capability. Contributor will have at the Initial Remittance and each Subsequent Remittance sufficient funds and adequate financial resources to satisfy its monetary and other obligations under this Agreement.

8.5            Legal Proceedings. There are no claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or threatened against or by Contributor that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

8.6            Security Interests; Title. As of the Agreement Date, the TCL Security Documents create (or will create, as the case may be), as security for Recipient’s rights and entitlements hereunder valid and enforceable first priority perfected security interests in and Liens on all of the Collateral. Contributor has good title to all of its Collateral free and clear of all Liens except as created under the TCL Security Documents or as transferred to Recipient in accordance with their terms.

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8.7            No Other Representations and Warranties. Except for the representations and warranties contained in this Article 8 or in the other Contribution Documents, neither Contributor nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Contributor, with respect to the subject matter contained herein.

9.            CONDITIONS PRECEDENT TO EACH SUBSEQUENT REMITTANCE.

9.1            Conditions Precedent of Recipient. The obligation of Contributor to consummate each Subsequent Remittance is subject to full satisfaction or Contributor’s waiver, at or prior to each Subsequent Remittance, of the following conditions:

(a)            each of the representations and warranties made by or on behalf of Recipient to Contributor in this Agreement and in the other Contribution Documents shall be true, correct, and complete in all material respects;

(b)            nothing shall have occurred since the Agreement Date, which has had or could reasonably be expected to have a Material Adverse Effect;

(c)            Recipient shall be in material compliance with each of, and have not violated, the Production Integrity Obligations;

(d)            Recipient shall be in material compliance with each of, and have not violated, the Production Covenants;

(e)            Recipient shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement and any of the Contribution Documents to which it is a party or by which it is bound;

(f)            Recipient is solvent; Recipient has been and is currently paying its obligations as they come due; Recipient has adequate liquidity and capital resources to pay its obligations as they come due, and to conduct its operations; and that no insolvency or receivership proceedings of any nature are now pending or threatened in writing by or against Recipient;

(g)            no Event of Recipient Default has occurred;

(h)            any Liquidity Event Adjusted Amounts Payment then due has been paid (or payment has been adequately provided for as provided herein);

(i)             there shall not have occurred any Bankruptcy respecting Recipient;

(j)             the Subsequent Remittance shall be used by Recipient in accordance with the use of proceeds as set in Schedule II; and

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(k)            Contributor shall have received a certificate, dated as of the date on which a Subsequent Remittance is to occur (each, a “Subsequent Remittance Date”), and signed by the manager or authorized officer of Recipient, that each of the conditions set forth in Sections 9.1(a) through (j) have been satisfied (each, a “Recipient Certificate”).

9.2            Conditions Precedent of Contributor. The obligation of Recipient to accept each Subsequent Remittance is subject to full satisfaction or Recipient’s waiver, at or prior to each Subsequent Remittance, as applicable, of the following conditions:

(a)            each of the representations and warranties made by or on behalf of Contributor to Recipient in this Agreement shall be true, correct, and complete in all material respects; and

(b)            Recipient shall have received a certificate, dated as of the applicable Subsequent Remittance Date, and signed by an authorized officer of Contributor, that the conditions set forth in Section 9.2(a) have been satisfied (each, a “Contributor Certificate”).

Anything in any Contribution Document notwithstanding, this Agreement does not create any obligation of Contributor to become a performers guild or music or publishing society signatory with respect to The Chosen Series, nor guaranty the obligations of Recipient respecting any such performers guild or music or publishing society.

10.            COVENANTS

10.1          Brand, Mark and Name Use.

(a)            Recipient must and shall receive prior written approval (including e-mail approval) from Contributor for any proposed use by Recipient of the Marks (defined below) of Contributor (“Contributor Marks”) other than as permitted pursuant to the License Agreement (and the credits provisions therein). All use of the Marks of Recipient (“Recipient Marks”) by Contributor must first be approved in writing (including e-mail approval) by Recipient. For purposes of this Agreement, “Mark” shall mean, as to a Party, such Party’s trademarks, trade names, logos, service marks, trade styles, trade dress, domain names and other proprietary identifying marks, whether or not registered or otherwise legally determined to be owned by such Party.

(b)            Each Party acknowledges the other Party’s (and its Affiliate’s) proprietary interest in such other Party’s (and such Affiliate’s) Marks. Subject to the terms and conditions hereof, each Party hereby grants to the other Party a limited, royalty-free, non-exclusive and revocable license to use the other’s Marks solely as is necessary to perform the using Party’s obligations under this Agreement or any other Contribution Document. Each Party recognizes and acknowledges that it acquires no right, title or interest in or to any of the Marks of the other Party by virtue of this Agreement, or any use of such Marks, and hereby waives any right to or interest in such Marks, other than the specific limited rights granted hereunder.

(c)            A Mark owner shall have the right to require that any use of its Marks be done in accordance with graphic standards and similar criteria provided by such owner. The owner of the Mark shall have the right, upon reasonable notice and at all reasonable time during business hours, to inspect the user’s use of the owner’s Marks. Without limitation, an owner of a Mark in its discretion may demand (and receive) the correction of any deficiencies in a user’s use of a Mark, including if there is a risk of disparagement of the Mark or other loss of protection in the Mark. The user shall correct such deficiency or cease using the Mark as expeditiously as possible.

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10.2            Public Announcements and Media Relations. Each Party agrees to refrain from making any public announcement regarding this Agreement and/or Contributor’s support hereunder without the prior review and written approval (including email approval) by the other Party, except (a) to the extent this Agreement and/or Contributor’s support hereunder need to be disclosed to obtain approval of any regulatory authority or Recipient’s equity holders, (b) for disclosures made in accordance with the terms of this Agreement, or (c) to the extent required by applicable law, regulations or U.S. Securities and Exchange Commission requirements. Each Party also agrees to participate in joint public announcement activities with the other Party from time to time and in such form to be agreed upon by the Parties. Except as otherwise provided in the first sentence of this Section 10.2, after the Agreement Date, if a Party wishes to issue any communications regarding this Agreement or the Contribution, the details of such communication must be identified and submitted to the other Party (including such representatives, as such other Party may direct) in writing (including e-mail) for its review and written approval (including email approval), prior to any release or dissemination. A Party may also refer to this Agreement, the Contribution and Contributor’s support of The Chosen Series in such Party’s communications, press releases and/or other public relations activities.

10.3            Negative Covenants. Except as otherwise provided in the following sentence, Recipient shall not use the Remittances for any purpose other than charitable, educational, religious and/or scientific purposes. Such permitted uses shall primarily consist of the development, production, distribution and marketing of The Chosen Series and the ancillary rights therein for commercial and non-profit exploitation and to provide for operating and working capital of Recipient.

10.4            Morals. As a material inducement to enter into this Agreement, the Parties (including the Parties’ respective officers, directors, and senior executives) each agree that, on and after the Agreement Date, they will not commit (a) a misdemeanor of moral turpitude that is punishable by a prison term of at least 6 months or a felony (regardless of the length of prison term associated with such offense), or (b) any act which cannot be reasonably cured which can reasonably be considered by contemporary community standards to be immoral, deceptive, scandalous, or obscene that is likely to cause public ridicule or disapproval or otherwise negatively affect the reputation and goodwill associated with the other Party; or which would subject the Programs (as defined in the License Agreement) or the Program-related trademarks to public ridicule or disapproval, or uses thereof which portray (or would reasonably be perceived by the public as portraying) the underlying Biblical material in a derogatory, scandalous or defamatory manner.

11.           EVENTS OF DEFAULT; REMEDIES

11.1          Events of Recipient Default. Each of the following shall be an “Event of Recipient Default” under this Agreement:

(a)            Insolvency of Recipient. The occurrence of a Bankruptcy respecting Recipient;

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(b)            Government Intervention. Any Governmental Authority shall: (i) take any action to condemn, seize, nationalize, attach, compulsory purchase, occupy, intervene with respect to or expropriate all or substantially all of the assets of Recipient (either with or without payment of compensation); (ii) take any other action that (A) causes a Material Adverse Effect or (B) renders any or all of the Contribution Documents invalid or unenforceable or materially delays the performance or observance by Recipient of its obligations thereunder; (iii) prevent Recipient from exercising normal control over all or a substantial part of its assets; or (iv) declare a moratorium on the payment of indebtedness by corporations that includes indebtedness of a kind contemplated by the Contribution Documents;

(c)            Cessation of Business. If all or substantially all of Recipient’s business is prohibited or suspended by any Governmental Authority, or if Recipient suspends, ceases or threatens to suspend or cease to carry on all or substantially all of its business;

(d)            Key Man Control and Affiliation. Jenkins ceases to control Recipient, or ceases to timely perform his primary show runner and direct producing of the episodes of Chosen Series, or ceases to exert customary directorial creative control over The Chosen Series episodes (and any Derivative Chosen Program), or ceases to be the controlling decisionmaker at Recipient directly incorporating into each seasonal treatment of The Chosen Series as well as each episodic screenplay and casting decision to ensure substantial conformity thereof with the written opinions of the Biblical Advisory Council (in the same manner in which Jenkins has previously interacted with such council) regarding the Evangelical theological standards incorporated therein; or ceases to be exclusive to the production of The Chosen Series during its shooting schedule, or becomes exclusive or substantially exclusive to another production other than The Chosen Series except during an agreed production hiatus period (which shall not exceed four (4) months per calendar year); or ceases to be the controlling decisionmaker at Recipient directly overseeing the Contributor’s Production Integrity Obligations and the Production Covenants; or

(e)            Failure to Remit Liquidity Event Adjusted Amounts Payment. Recipient has failed to pay when due a Liquidity Event Adjusted Amounts Payment (or failed to adequately provide for such payment), as provided in Section 5.1(b).

11.2            Contributor Remedies. If an Event of Recipient Default has occurred, and is continuing without cure by Recipient for a period of no less than sixty (60) days from Recipient’s receipt of written notice thereof from Contributor, Contributor may take any or all of the following actions:

(a)            terminate this Agreement;

(b)            exercise any and all other rights and remedies available to it under this Agreement, the Various Security Documents and the other Contribution Documents, or otherwise under applicable law or in equity; and

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(c)            upon the occurrence and during the continuation of an Event of Recipient Default, Contributor is authorized, to the fullest extent permitted by law and with prior written notice to Recipient, at any time and from time to time to set off and apply any and all indebtedness at any time then due and owing by, Contributor to or for the credit or the account of Recipient against any and all obligations then due and owing to Contributor under the Contribution Documents, now or hereafter existing, irrespective of whether or not Contributor shall have made demand under the Contribution Documents and irrespective of whether any obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.

Notwithstanding anything set forth herein, in no event shall Contributor have the right to terminate or rescind the License Agreement by reason of any Event of Recipient Default or any breach by Recipient hereunder other than an Event of Recipient Default pursuant to Section 11.1(a) or 11.1(e) above. In pursuing its remedies as set forth in this Agreement, Contributor shall not terminate, interfere or disturb the quiet enjoyment of the license or sublicense rights granted to any third party, including any distribution rights of licensees or sublicensees, pursuant to the terms of any applicable distribution agreement, license agreements or sublicense agreements with such parties.

11.3            Recipient Breach of Obligations.

(a)            If Recipient fails to maintain the Key Man Affiliation as provided in Schedule II, or if Recipient otherwise fails to perform or comply with the material Obligations (for clarity including the material Production Integrity Obligations and the material Production Covenants), and such failure remains uncured for sixty (60) days following Recipient’s receipt of written notice from Contributor specifying the nature of such failure, the following shall apply and shall be the sole remedy for Contributor in such event:

(i)            If Recipient is unable to maintain the Key Man Affiliation due to the death, disability, or incapacity of Dallas Jenkins (“Jenkins”), or for any other reason beyond the reasonable control of Recipient, Contributor and Recipient shall discuss and work with each other in good faith to identify and mutually approve a suitable replacement for Jenkins so as to enable the production and delivery of The Chosen Series to continue through completion as contemplated hereunder; provided that if the Parties are not able to mutually approve such replacement after sixty (60) days of mutual consultation, Contributor shall be entitled to designate such replacement.

(ii)            If Recipient fails to perform or comply with the Obligations (other than a failure to maintain the Key Man Affiliation), Contributor and Recipient shall discuss and work with each other in good faith to implement abandonment mitigation remedies so as to enable the production and delivery of The Chosen Series to continue through completion as contemplated hereunder; provided, however, that if the Parties are unable to implement abandonment mitigation remedies following such good faith discussions, and if such failure is not due to the reasons set forth in Section 11.3(a)(ii)(A)-(H) below (“Excluded Factors”), Contributor shall have the right to assume control of the development, pre-production, production, and/or post-production of The Chosen Series solely to the extent and for the period of time necessary to reach an abandonment mitigation resolution that enables the Parties to complete the production and delivery of The Chosen Series as contemplated hereunder. The Excluded Factors shall mean any of the following (and in each case below, the failure of the Key Man Affiliation obligation cannot form the basis of such exclusion):

(A)            Costs incurred or delays caused as a result of force majeure.

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(B)            Costs incurred or delays caused as a result of new or changed scenes done, reshoots done, or changes in the production schedule made, at the request of Contributor.

(C)            Costs incurred or delays caused as a result of any breach of contract by any third party or any disability of any principal cast member (provided, that Contributor shall be entitled to designate replacement cast if the Parties have not mutually agreed within thirty (30) says of such loss of key cast).

(D)            Laboratory delays.

(E)            Costs which have been reimbursed by insurance.

(F)            Increases in the cost for union personnel under collective bargaining agreements, and costs arising from labor disputes, which were not reasonably foreseeable for the approved budget.

(G)            Costs caused by currency fluctuations.

(H)            Costs incurred or delays caused by any other reason outside of Recipient’s reasonable control.

11.4          Events of Contributor Default. Each of the following shall be an “Event of Contributor Default” under this Agreement:

(a)            Bankruptcy. Any Bankruptcy of Contributor;

(b)            Government Intervention. Any Governmental Authority shall: (i) take any action to condemn, seize, nationalize, attach, compulsory purchase, occupy, intervene with respect to or expropriate all or substantially all of the assets of Contributor (either with or without payment of compensation); (ii) take any other action that (A) causes a Material Adverse Effect or (B) renders any or all of the Contribution Documents invalid or unenforceable or materially delays the performance or observance by Contributor of its obligations thereunder; (iii) prevent Contributor from exercising normal control over all or a substantial part of its assets; or (iv) declare a moratorium on the payment of indebtedness by corporations that includes indebtedness of a kind contemplated by the Contribution Documents;

(c)            Cessation of Business. If all or substantially all of Contributor’s business is prohibited or suspended by any Governmental Authority, or if Contributor suspends, ceases or threatens to suspend or cease to carry on all or substantially all of its business; or

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(d)            Failure to Fund. If Contributor fails to fund the Contribution Commitment and/or make any Remittance in accordance with the Funding Schedule and the terms set forth herein.

11.5          Recipient Remedies. If an Event of Contributor Default has occurred, and is continuing without cure by Contributor for a period of no less than sixty (60) days from Contributor’s receipt of written notice thereof from Recipient, Recipient may take any or all of the following actions:

(a)            terminate this Agreement;

(b)            exercise any and all other rights and remedies available to it under this Agreement, the Various Security Documents and the other Contribution Documents, or otherwise under applicable law or in equity;

(c)            upon the occurrence and during the continuation of an Event of Contributor Default, Recipient is authorized, to the fullest extent permitted by law and with prior written notice to Contributor, at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time then due and owing by, Recipient to or for the credit or the account of Contributor against any and all obligations then due and owing to Recipient under the Contribution Documents, now or hereafter existing, irrespective of whether or not Recipient shall have made demand under the Contribution Documents and irrespective of whether any obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; and

(d)            solely with respect to an Event of Contributor Default by Contributor to fund the Contribution Commitment and/or make any Remittance in accordance with the Funding Schedule, Recipient may elect, upon written notice to Contributor, to effect a reversion to Recipient of the Assigned Rights (as defined in the IPAA Agreement) (the “Limited Reversion”); provided, however, that in the event Contributor has remitted to Recipient the aggregate amount of $38,000,000, any such Limited Reversion hereunder shall exclude (and not be exercisable with respect to) the CAS Reserved Rights (i.e., Contributor would retain the CAS Reserved Rights in the event that such a Limited Reversion is effected) (and the Parties acknowledge that, upon Recipient’s receipt of the Initial Remittance, such exclusion of the CAS Reserved Rights shall become effective); provided, further, that upon a Limited Reversion, Contributor and Recipient shall execute and deliver such documents, instruments and conveyances and take such further actions as may be required to carry out the provisions hereof and give effect to the Limited Reversion.

11.6            No Waiver. Neither any delay nor any omission by either Party to exercise any right or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right or remedy.

12.           INDEMNIFICATION PROVISIONS.

12.1            Contributor agrees to defend, indemnify and hold harmless Recipient and its equity holders, managers, officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including reasonable outside attorneys’ fees) resulting from or relating to any third-party demand or claim arising from any breach of a representation, warranty or covenant of Contributor contained herein.

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12.2            Recipient agrees to defend, indemnify and hold harmless CAS and its equity holders, officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including reasonable outside attorneys’ fees) resulting from or relating to any third-party demand or claim arising from (i) Recipient’s exploitation of the Licensed Rights and (ii)  any breach of a representation, warranty or covenant of Recipient contained herein.

12.3            Each Party’s indemnification obligations under this section are hereby expressly conditioned on the following: (i) the Party requesting indemnity (“Indemnified Party”) provides the purported indemnifying Party (“Indemnifying Party”) with prompt written notice of any such claim; and (ii) the Indemnified Party permits the Indemnifying Party to control the defense of such action, with counsel chosen by the Indemnifying Party (who will be reasonably acceptable to Indemnified Party); and (iii) Indemnified Party provides the Indemnifying Party with any reasonable information or assistance requested by the Indemnifying Party, at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect to which the Indemnified Party is or could be indemnified hereunder unless such settlement either (A) includes an unconditional release of the Indemnified Party from all liability on all claims that are the subject matter of such proceeding or (B) is consented to in writing by the Indemnified Party (which consent shall not be unreasonably withheld).

12.4            The aggregate liability for which Recipient shall be liable under this Agreement shall not exceed the aggregate amount of Remittances actually received by Recipient. Neither Party shall have any liability to the other Party for any direct claim unless and until the aggregate amount of all damages and/or losses associated with each such claim exceeds Twenty-Five Thousand Dollars ($25,000), but if and when such threshold is met, such Party shall be required to pay or be liable for all of such claim, subject to the other qualifications in this Section 12. Each of the Parties hereby agrees that it shall not be entitled to recover damages and/or losses or otherwise obtain reimbursement or restitution more than once with respect to the same damages and/or losses arising out of this Agreement and the other Contribution Documents.

12.5            Payments by a Party in respect of any damage and/or loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received or reasonably expected to be received by the other Party in respect of any such claim. Such other Party shall use its commercially reasonable efforts to recover under insurance policies for any damages and/or losses prior to seeking indemnification under this Agreement.

12.6            Each Party to be indemnified hereunder shall take all reasonable steps to mitigate any damage and/or loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such damage and/or loss.

12.7            In no event shall any Party be liable for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

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13.           MISCELLANEOUS.

13.1            Notices: All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed effectively given: (i) three (3) Business Days after by deposit with the United States mail, certified, return receipt requested; (ii) one (1) Business Day after the Business Day of deposit with a nationally recognized overnight carrier; (iii) upon receipt if by personal delivery; or (iv) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the next Business Day. Rejection or other refusal to accept or inability to deliver because of a changed address or email address of which no notice has been received shall also constitute service of notice. The Parties may change their respective addresses by sending written notice to the other Party in accordance with the foregoing. Physical and email addresses for the notices are as follows:

If to Contributor:

Come and See Foundation, Inc.
Attn: Stan Janz, President
2601 Oberlin Road
Raleigh, North Carolina 27608
Email: Stan@ComeAndSee.net

With a copy to:

Barnes Law Firm PC
Attn: Michael Barnes Esq.
100 Wilshire Blvd. Ste. 700
Santa Monica, CA 90401
Email: MBarnes@BarnesLaw.US

-and-

Envisage Law
Attn: Anthony Biller Esq.
2601 Oberlin Road
Raleigh, North Carolina 27608
Email: AJBiller@envisage.law

If to Recipient:

The Chosen, LLC
Attn: Brad Pelo
4 South 2600 West, Suite 5
Hurricane, Utah 84737
Email: brad@thechosen.tv

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With a copy to:

Loeb & Loeb LLP
Attn: Andrew Kramer, Esq.
10100 Santa Monica Blvd., Suite 2200
Los Angeles, California 90067
Email: akramer@loeb.com

13.2          Successors and Assigns. (a) Neither Party may assign this Agreement or any of its rights hereunder or delegate any of its obligations hereunder without the prior written consent of the other Party; provided, however, that Recipient’s rights and obligations hereunder shall automatically be assigned to its successor-in-interest, The Chosen, Inc., a Delaware corporation, pursuant to its “Conversion” (as defined below) into a Delaware corporation, without the need to obtain the consent of Contributor. Any purported assignment made contrary to the terms of this Agreement (including any assignment for the benefit of creditors, or assignment to a trustee pursuant to any bankruptcy or insolvency) shall constitute a breach hereof and shall be void ab initio. Contributor in any event, shall not be obligated to accept any executory performances from, or render any executory performances to, any purported assignee of this Agreement or any other Contribution Document in any Bankruptcy. (b) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. The term “Conversion” shall mean the transaction described in, and approved by Recipient’s members a Form 1-U filing (and all attachments) by the Recipient with the Securities and Exchange Commission on or about November 17, 2022 respecting this Agreement and the transactions set forth in the Contribution Documents.

13.3          Applicable Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed and construed according to the laws of the State of Delaware without regard to the conflict-of-laws principles of any jurisdiction.

13.4          Mandatory Arbitration; Jurisdiction.

(a)            Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by private, confidential binding arbitration as provided by the Federal Arbitration Act (or, if inapplicable, by similar state statute) in Oklahoma City, Oklahoma, before one arbitrator. The arbitrator shall be selected by application of the rules of the American Arbitration Association (“AAA”) or other formal arbitration rules mutually agreed upon by the Parties. No Party to this Agreement will challenge the jurisdiction or venue provisions as provided in this section. In the event a Party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award, or fails to comply with the arbitrator’s award, the other Party is entitled to costs of suit, including reasonable attorneys’ fees for having to compel arbitration or defend or enforce an award. Judgment on the award may be entered in any court having jurisdiction. The underlying award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an underlying award, as defined by Rule A-3 of the Appellate Rules, by filing a Notice of Appeal with any AAA office. Following the appeal process the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. In the event any action is brought by any Party hereto to enforce any aspect of this Agreement, the prevailing Party in any such enforcement action shall be entitled to reasonable attorneys’ fees and costs, in addition to all of the relief to which that Party may be entitled.

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(b)            Each of the Parties hereby irrevocably: (i) waives any objection which it may have as to determining the basis for jurisdiction in any claim, action or proceedings arising as a result of this Agreement or related thereto, including any claim for which the tribunal set forth above would be a forum non conveniens for the suit, action or proceedings; (ii) waives any right which it may have to initiate any claim, action or proceedings arising as a result of this Agreement before a court in its own domicile; (iii) agrees as follows: WAIVER OF JURY TRIAL: EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT (OR ANY OTHER FACILITY DOCUMENT); and (iv) agrees that a final judgment issued in respect of such action, claim or process shall be conclusive and may be enforced by filing legal proceedings in any court in the jurisdiction to which such Party and its assets are subject.

13.5          Counterparts. This Agreement or any amendment hereto may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. A signed copy of this Agreement or any amendment hereto delivered by facsimile, email or other means of electronic transmission (including DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

13.6          Severability. If any provision of this Agreement or any other Contribution Document is held to be illegal, invalid or unenforceable: (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Contribution Documents shall not be affected or impaired thereby; and (b) the Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.7          Waiver, Amendment. The Contribution Documents may not be waived, amended, varied, novated, supplemented or modified except pursuant to an agreement or agreements in writing entered into by, or approved in writing by, Recipient and Contributor.

13.8          Contributor Non-Profit Status. Pursuant to an October 21, 2022 determination letter from the IRS, Contributor is exempt from federal income tax pursuant to 26 USC Section 501(c)(3).

13.9          No Presumption. In the interpretation of this Agreement and the other Contribution Documents, no Party shall be deemed the drafting Party and each provision hereof and thereof shall be interpreted neutrally with no presumption arising in favor of one Party or the other based upon which Party prepared the drafts or the final version hereof or thereof.

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13.10        Entire Agreement. This Agreement and the other Contribution Documents (including the Various Security Documents) represent the final agreement between the Parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties. There are no unwritten agreements between the Parties. Contributor agrees that it is not relying on any representation or warranty of Recipient, other than the representations and warranties in Section 7 of this Agreement and the representations and warranties of Recipient in the other Contribution Documents. Recipient agrees that it is not relying on any representation or warranty of Contributor, other than the representations and warranties in Section 8 of this Agreement and the representations and warranties of Contributor in the other Contribution Documents.

13.11        Tax Matters. Notwithstanding anything to the contrary in this Agreement, the Parties agree that the transactions contemplated by this Agreement and the Contribution Documents shall be treated, for income and other applicable tax purposes, as a secured financing, the Remittances shall be treated as indebtedness for income tax purposes, and the payment of any CAS Gross Royalty or any Liquidity Event Adjusted Amounts Payments by the Recipient shall be treated as a repayment of principal on such indebtedness and any applicable interest thereon, imputed or otherwise.

13.12        Confidentiality.

(a)            The Parties shall acknowledge and agree that they may receive confidential information of the other Party, including information about or concerning the other Party’s: (i) financial condition; (ii) business ventures and strategic plans; (iii) marketing strategies and operational methods and strategies; (iv) donor, family and personal information respecting Persons affiliated with or contracting with any Party; and (v) other information that may reasonably be deemed confidential, proprietary or a trade secret. Confidential Information does not include information that: (x) has become part of the public domain, through no act or omission of the Party receiving the Confidential Information (“Receiving Party”); (y) was developed independently by the Receiving Party without reference to the Confidential Information; or (z) is or was lawfully and independently provided to Receiving Party prior to disclosure hereunder, from a third party who, to the knowledge of the Receiving Party, was not subject to an obligation of confidentiality or otherwise prohibited from transmitting such information.

(b)            Each Receiving Party agrees that it, its Affiliates and Advisors (defined below) will not disclose the Confidential Information of the other Party, will protect such information using customary and reasonable safeguards and will use the Confidential Information exclusively for the purpose of exercising its rights or fulfilling its obligations under this Agreement and for no other purpose. Notwithstanding the foregoing, either Party may disclose this Agreement or any part or portion hereof (i) to the extent this Agreement and/or Contributor’s support hereunder need to be disclosed to obtain approval of any regulatory authority or Recipient’s equity holders, (ii) for disclosures made in accordance with the terms of this Agreement, or (iii) to the extent required by applicable law, regulations or U.S. Securities and Exchange Commission requirements. The Receiving Party may disclose Confidential Information to its Affiliates, managers, directors, officers, employees and agents and advisors (“Advisors”) solely to the extent necessary to exercise its rights or fulfill its obligations under this Agreement and/or the Program, but shall remain liable for confidentiality breaches of its Advisors. The Receiving Party acknowledges that the Confidential Information is considered proprietary and of competitive value, and in many cases, trade secrets. Accordingly, the Receiving Party agrees that the Party providing the Confidential Information shall be entitled without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, as a remedy for any breach of the confidentiality obligations hereunder.

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13.13            Guilds. Anything herein or in any Contribution Document notwithstanding, this Agreement and the other Contribution Documents do not create any obligation of Contributor to become a signatory to any guild, union or collective bargaining agreement (each, a “Guild”) or performing rights society, with respect to The Chosen Series, nor to guaranty the obligations of Recipient respecting any such Guild. In the event any Guild requests that Contributor provide financial assurances or other documents with respect to The Chosen Series, the Parties shall meet and confer and shall cooperate with each other in good faith to resolve such Guild requests and ensure the continuation of production of The Chosen Series.

13.14            Supplement to Disclosure Schedules. From time to time prior to the Initial Remittance and each Subsequent Remittance, Recipient shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or of which it becomes aware after the date hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

RECIPIENT:

The Chosen, LLC,
a Utah limited liability company

By:	The Chosen Productions, LLC,
a Utah limited liability company,
its Manager

By:
Name:
Title:

CONTRIBUTOR:

Come and See Foundation, Inc.,
a North Carolina non-profit corporation

By:
Name:
Title:

[Signature Page to Contribution Funding Agreement]

Schedule I

Production Integrity Obligations

I.            Contributor has the right to take such actions (and require Recipient to take such actions or refrain from actions) to (in Contributor’s discretion) protect The Chosen Series and Contributor’s rights from uses (including programming and merchandise) which are (or would reasonably be perceived by the public using contemporary community standards as being) derogatory, scandalous or defamatory, or which would subject The Chosen Series or The Chosen trademarks to public ridicule or disapproval, or uses which portray (or would reasonably be perceived by the public as portraying) the underlying Biblical material in a derogatory, scandalous or defamatory manner.

II.            Contributor shall have the right to review and approve procedures, costs and schedules so that The Chosen production proceeds substantially in accordance with the schedules, technical specs, cast, scripts and budgets (including as approved by Contributor), subject to customary exclusions (e.g., events outside of the control of Recipient such as force majeure, events reimbursable by insurance, and third party breaches). Contributor shall also have (without limitation) the right to exercise customary abandonment mitigation remedies (e.g., in the event of breach or abandonment of The Chosen Series production by Dallas Jenkins, or the violation of the Key Man Affiliation, or breach or abandonment by any primary producer(s) of The Chosen Series whose work is necessary for Dallas Jenkins to perform his services and Key Man Affiliation.

III.           The parties agree that modern productions of the scale of The Chosen Series may be effected in whole or in part using a variety of corporate structures, including with affiliated (and sometimes non-affiliated) single-purpose entities (“SPEs”) and/or designees. Recipient and Contributor will use good faith commercially reasonable efforts to effectuate the corporate structuring of the future episodes of The Chosen (and any Programs) in accordance with the rights of Contributor, and it is anticipated that some or all of the production, financing and/or rights-holding entities for The Chosen may be one or more such SPEs and/or designees (acceptable to Recipient and Contributor). Because of the unique nature of The Chosen and the transactions contemplated hereby, Contributor may reasonably and in good faith require modifications to otherwise customary industry practices, in order to effect the material provisions hereof. (For example, guild, union or collective bargaining agreement requirements may apply, but will not be used by either party to cause Contributor to become a guild signatory or guarantor (except solely as may be required for purposes of Contributor’s exploitation of the CAS Reserved Rights (as defined in the License Agreement)), or as means to adversely affect the substantive rights of Contributor or the creative rights of Dallas Jenkins per his Key Man Affiliation).

None of the approval rights to be exercised by Contributor hereunder shall be unreasonably withheld, delayed or conditioned by Contributor or exercised in a manner to frustrate the development, production, distribution, marketing or exploitation of The Chosen Series by Recipient.

Schedule II

Use of Proceeds by Recipient; Certain Production Covenants and Rights.

1.            Recipient shall use the Remittances substantially entirely for charitable, educational, religious and/or scientific purposes, including the development, production, distribution and marketing of The Chosen Series and the ancillary rights therein for commercial and non-profit exploitation and to provide for operating and working capital of Recipient.

2.            The parties acknowledge that Contributor’s Contribution Commitment may not be sufficient to enable Recipient to produce all of the contemplated episodes of all of the contemplated seasons of The Chosen Series. Accordingly, Recipient (with cooperation and support from Contributor) will use good faith efforts to source additional production funding for The Chosen Series, if and as needed, from other persons, if such additional production financing (in excess of the Contribution Commitment) is necessary or desirable; and Contributor agrees to negotiate and enter into any interparty and/or accommodation agreements which are customary and standard for motion picture or television structured financing arrangements and which are consistent with the fundamental terms and purposes of the transactions set forth in the Contribution Documents.

3.            Contributor to have customary production financing protective rights (including abandonment mitigation remedies, on-set representative(s), etc.) and customary financier approval rights with respect to the matters set forth in sections 4 and 6, below for all episodes of The Chosen Series produced with production funding from Contributor. Contributor to have customary financier perquisites on all productions of The Chosen Series, plus additional customary and reasonable executive producer perquisites (e.g., set access; books and records access; reasonable access to production personnel; additional named insured coverage; and access to publicity and marketing materials).

4.            Production Schedule. The proposed production schedule for Seasons 4-7 of The Chosen anticipated by the parties is that one additional season of The Chosen will be produced and delivered every 10-14 months (commencing with the completion of Season 3), at all times requiring that Dallas Jenkins maintain first priority and/or exclusive services covenants for the production of The Chosen Series, which shall be non-delegable.

5.            [redacted] Non-Chosen Projects. Recipient (and the Key Man) will not produce or direct [redacted] any other non-Chosen film or TV project prior to the completion and delivery of seven seasons of The Chosen Series, without Contributor’s prior approval. No such project shall be produced prior to the completion and delivery of Season 4, whereupon Contributor will in good faith consider granting permission, if the proposed production schedule of The Chosen Series for Seasons 5, 6 and 7 (which Recipient shall from time to time propose to Contributor, anticipated to be in conformity with the production schedule set forth in Section 4, above) would not be interrupted or delayed by the loss of the Key Man for such special project. Contributor would exercise its approval right in good faith in light of such anticipated production schedule of The Chosen and the shooting schedule proposed for such other project (i.e., that it occur during a regular hiatus of The Chosen).

6.            Contributor to have approval rights over any replacement of the actor portraying “Jesus” and meaningful consultation with respect to any replacements of the Key Talent (four (4) key The Chosen Series characters agreed by the parties) on The Chosen Series.

7.            Biblical Advisory Council – Script Review. Recipient has a Biblical Advisory Council (“BAC”) of its choosing. Contributor shall have the right to meaningfully participate with such Biblical Council. Contributor initially designate one person (“Initial CAS Designee”) to interact with the BAC, and Contributor may designate up to two (2) additional members to interact with the BAC. Contributor anticipates that its input to the BAC respecting approval of the shooting scripts shall be to tag any issues with yellow or red notations. The BAC shall provide all of Contributor’s tags (which are intended to be generated by Contributor’s designee) to Recipient and Jenkins, including with its own comments as it chooses. “Yellow” comments are cautionary, for close review by Recipient and Jenkins that the yellow tagged material may cause some controversy. [Matthew helping Jesus with the Sermon on the Mount is an example.] Recipient and Jenkins may accept or reject yellow tags and comments from Contributor and its designee(s). “Red” comments from Contributor (through its designee(s)) are disapprovals, limited to serious problems requiring resolution, and in the case of a red tag from Contributor, Recipient and Jenkins would and will interact directly with Contributor’s designee as to such red-tagged item(s) to see if a solution can be agreed. If a deadlock remained (e.g., Contributor’s designee still objected), then the Contributor (by its board) would caucus directly with (to decide with) Jenkins on the matter. The Contributor board (after such direct caucus with Jenkins) would be the controlling decision if any disagreement remained as to such re-tagged matter. Red tag items are intended to be limited to fundamental and controversial items which present a serious and present risk of causing schisms within the Christian community.

8.            Contributor Approval of Completed Episode. Prior to picture lock of any Episode of The Chosen Series, a Contributor representative will have the right to review the cut, with an approval right limited to reviewing and approving the conformity of such final cut with the BAC-approved screenplay (or Contributor board decision as to a red-tagged matter), and that the final version has only such non-fundamental changes which neither cause a “red tag” nor amount to a fundamental or material failure or refusal of the production to follow the BAC-approved screenplay (or the Contributor board decision on a red-tagged matter).

9.            Dallas Jenkins shall be engaged as the principal show runner of Seasons 4-7 of The Chosen Series, to render creative writing and directing services on a first-priority basis (and on an exclusive basis during principal photography of each episode of The Chosen) (“Key Man Affiliation”). For clarity, the services of Dallas Jenkins are not delegable (or assignable in any bankruptcy). Contributor acknowledges that Recipient (via its key man, Dallas Jenkins) shall have customary creative control and creative discretion respecting the creative content of The Chosen Series episodes (subject to review and approval rights of Contributor set forth in Section 5 above). Contributor shall also have the right to insist upon and enforce the Key Man Affiliation requirements, to insist that Dallas Jenkins must have and exert customary directorial creative control over The Chosen Series (and any Program), including as to the Evangelical theological standards incorporated therein as to the seasonal arcs as well as episodic content. Contributor also has the right to review and approve the seasonal production schedule of The Chosen Series or any derivative production, including the availability (or non-availability) of Dallas Jenkins to provide services on a derivative production that overlaps or conflicts with the production schedule for The Chosen Series. Contributor also has the right to review and approve the seasonal budget for The Chosen, as well as episodic budgets.

10.            Contributor shall not be required to become a Guild signatory nor enter into any guaranty of any Guild payments (except solely as may be required for purposes of Contributor’s exploitation of the CAS Reserved Rights (as defined in the License Agreement)), unless otherwise required by any applicable Guild relating to The Chosen Series.

11.            Subject to any applicable contractual and/or guild requirements, Contributor shall have the right (provided that Contributor exercises such right in writing in a timely manner) to be accorded a production credit for “Come and See” (which may be shared) and other credits and logos on all episodes of Seasons 4 and after of the Chosen Series. Contributor and its designees shall also be accorded such additional credits as are customary and reasonable for Contributor’s role in supporting the Series to be discussed and mutually approved by the Parties in good faith, and all such credits shall be subject to any applicable contractual and/or guild requirements. No casual or inadvertent failure by Recipient, nor any failure by any third party, to comply with the terms of this paragraph shall constitute a breach hereof and in no event shall Contributor seek or be entitled to injunctive or other equitable relief for breach of any of the credit/billing requirements hereof. Recipient agrees, upon receipt of written notice from Contributor specifying any failure to accord such credit, to take prompt, commercially reasonable steps to prospectively cure such failure, but Recipient will be under no obligation to recall any printed materials, ads, or other materials.

None of the approval rights to be exercised by Contributor hereunder shall be unreasonably withheld, delayed or conditioned by Contributor or exercised in a manner to frustrate the development, production, distribution, marketing or exploitation of The Chosen Series by Recipient.

12.            Matters regarding Production Companies.

12.1            The License Agreement grants TCL the exclusive rights to develop and produce the Chosen Series and Programs.

12.2            Section 1.b.i of the License Agreement addresses TCL’s potential license of such production rights to a “Third Party Prodco;” and further provides that CAS has pre-approved The Chosen Texas, LLC and The Chosen Productions, LLC (DBA Loaves and Fishes Productions) as the production services entities for the production of the Series and certain Programs (e.g., “The Chosen – House of David”); and further provides that any such Third Party Prodco, or any other production company affiliated with TCL (an “Affiliated Prodco”) shall be required to execute customary and appropriate production services agreements or other customary documentation reasonably acceptable to CAS to effectuate the intent and purposes of the License Agreement. Section 1.b.i of the License Agreement is incorporated herein and made a part of this Agreement by this reference.

12.3            Further Actions and Documents. Each Party shall, and shall cause their respective affiliates (and with respect to TCL, including any Affiliate Prodco and any Third Party Prodco), to execute and deliver such additional instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to each Party’s respective rights and entitlements under the License Agreement, this Agreement or any other Contribution Document.

Exhibit A

Funding Security Agreement

Exhibit B

CAS Security Agreement

Exhibit C

Legal Opinion